Exhibit 2.1

PERSONAL AND CONFIDENTIAL

December 15, 2017

Barclays

745 Seventh Avenue

New York, New York 10019

Goldman Sachs Bank USA

Goldman Sachs Lending Partners LLC

200 West Street

New York, New York 10282-2198

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Bank of America, N.A.

One Bryant Park

New York, New York 10036

CVS Health Corporation

One CVS Drive

Woonsocket, Rhode Island 02895

Joinder to Bridge Facility Commitment Letter

Ladies and Gentlemen:

Reference is made to the Bridge Facility Commitment Letter, dated December 3, 2017 (together with all exhibits, schedules and annexes thereto, the “Commitment Letter”), among Barclays Bank PLC (“Barclays”), Goldman Sachs Bank USA (“Goldman Sachs”), Goldman Sachs Lending Partners LLC (“GS Lending Partners”), Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or its designated affiliates, “MLPFS”, together with Bank of America, “BofAML”, and BofAML, together with Barclays, Goldman Sachs and GS Lending Partners, the “Initial Commitment Parties”, “we” or “us”) and CVS Health Corporation, a Delaware corporation (the “Company”). Unless otherwise defined herein, capitalized terms used herein have the meanings assigned to them in the Commitment Letter.

This joinder agreement to the Commitment Letter (this “Joinder Agreement”) is a “Joinder Agreement” contemplated by Section 3 of the Commitment Letter and sets forth the understanding of the parties hereto regarding the participation of each party identified on the signature pages hereof as an “Additional Commitment Party” (collectively, the “Additional Commitment Parties” and together with the Initial Commitment Parties, the “Commitment Parties”) in the financing of the Bridge Facility.

On the date hereof the Company has entered into that certain Term Loan Agreement (the “Term Loan Agreement”), by and among the Company, Barclays, as administrative agent, and the lenders party thereto, which has become effective immediately prior to the effectiveness of this Joinder Agreement. The Company acknowledged that the Term Loan Agreement is a Qualifying Term Loan Facility by delivering a Notice of Reduction of Tranche 2 Commitments to the Initial Commitment Parties. In accordance with the terms of the Commitment Letter, the commitments with respect to Tranche 2 of the Bridge Facility have been terminated on and as of the date hereof.

Each Additional Commitment Party hereby commits to provide to the Company, on a several but not joint basis, in each case on the same terms and conditions as are applicable to the Initial Commitment Parties’ commitments in respect of the Bridge Facility under the Commitment Letter (each such commitment of a Commitment Party, its “Commitment,” and, collectively, the “Commitments”), the principal amount set forth opposite such Additional Commitment Party’s name on Schedule I attached hereto. The Commitments of the Initial Commitment Parties under the Commitment Letter with respect to Tranche 1 of the Bridge Facility shall be reduced on a dollar-for-dollar basis by the aggregate principal amount of the Commitments of the Additional Commitment Parties upon execution of this Joinder Agreement by each of the parties hereto, such that, as of the date of this Joinder Agreement, the Commitment of each Commitment Party is as set forth on Schedule I hereto.

In connection with each Additional Commitment Party’s Commitment under this Joinder Agreement, it is agreed that such Additional Commitment Party (or such Additional Commitment Party’s applicable affiliate) will be granted the title or designation with respect to the Bridge Facility as set forth opposite such Additional Commitment Party’s name on Schedule I hereto.

Each Additional Commitment Party acknowledges receipt of a copy of the Commitment Letter and shall be deemed to be a party to the Commitment Letter as a “Commitment Party” in accordance with this Joinder Agreement. Each Additional Commitment Party hereby agrees that (i) the syndication of the Bridge Facility shall be managed by the Arrangers subject to the terms and conditions set forth in the Commitment Letter, (ii) its Commitment shall not be further syndicated and (iii) it shall not engage, nor shall it authorize any person on its behalf to engage, in any secondary selling or any solicitation of offers to purchase loans or Commitments with respect to the Bridge Facility until such time as the Arrangers declare the primary syndication of the Bridge Facility to be complete and shall only do so in accordance with the terms and conditions set forth in the Commitment Letter. Furthermore, each Additional Commitment Party represents that its Commitment represents a commitment from such Additional Commitment Party only, and does not in any way include a commitment or other arrangement from any other unaffiliated institution.

As consideration for the Commitments and agreements of each Additional Commitment Party, the Company or (to the extent the corresponding fees have been received by the Initial Commitment Parties from the Company pursuant to the Fee Letter prior to the date hereof) the Initial Commitment Parties agree to pay to the Additional Commitment Parties the applicable fees as may be agreed by the Company and the other parties hereto and separately provided to the parties hereto on the date hereof (it being understood and agreed that any such fees payable to the Additional Commitment Parties shall only be a reallocation of (and not in addition to) the fees already specified in the Commitment Letter and the Fee Letter (and the Fee Letter will be deemed to be modified to the extent necessary to give effect to the terms hereof that are agreed to by the Company and the other parties hereto)). The Company further agrees that in no event shall the fees payable to any Additional Commitment Party (as a percentage of the Commitment of such Additional Commitment Party) exceed the fees payable to the Initial Commitment Parties (as a percentage of their respective Commitments). With respect to the foregoing, the portion of any upfront fees to be paid to an Additional Commitment Party shall instead be paid by the Arrangers from the corresponding fees previously received by them from the Company pursuant to the Fee Letter. Notwithstanding the foregoing, the Company and the parties hereto agree that upon payment by the Company of the upfront fees, the funding fee, the commitment extension fees and the ticking commitment fees to each Additional Commitment Party as may be agreed by the Company and the other parties hereto, the Company’s obligation to pay the remaining “Upfront Fees”, “Funding Fee”, “Commitment Extension Fees” and “Ticking Fees” to the Initial Commitment Parties (or to the Arrangers) for the ratable benefit of such Additional Commitment Party pursuant to, and as defined in, the Fee Letter shall be respectively reduced on a dollar-for-dollar basis by the amount of such payments, as applicable.

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Each party hereto hereby agrees that (i) each Additional Commitment Party shall be bound by the terms and conditions of the Commitment Letter, and shall have all the rights and obligations with respect to its Commitment, with the same force and effect as if originally party thereto as a Commitment Party and (ii) each reference to “Commitment Party”, “we” or “us” in the Commitment Letter shall be deemed to refer to all of the Commitment Parties, in each case on a several and not joint basis; provided, however, that this paragraph shall not apply to, and, notwithstanding any other provision of this Joinder Agreement, the Additional Commitment Parties shall not have any rights or benefits with respect to, (a) roles or titles assigned to each of Barclays, Goldman Sachs, GS Lending Partners and BofAML with respect to the Bridge Facility set forth in the Commitment Letter, (b) the syndication provisions and any other provision of the Commitment Letter applicable to the Arrangers and the Administrative Agent in their capacities as such and (c) any provisions of the Fee Letter.

This Joinder Agreement may not be assigned by (i) the Company without the prior written consent of each Commitment Party or (ii) any Additional Commitment Party without the prior written consent of each of the Company and the Initial Commitment Parties (and, in each case, any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person (including your equity holders, employees or creditors) other than the parties hereto (and any Indemnified Person). Notwithstanding the foregoing, each Additional Commitment Party may assign its Commitment and agreements hereunder, in whole or in part, to any of its affiliates (provided that any such assignment to an affiliate shall not relieve such Additional Commitment Party of its obligations to fund such assigned portion of its Commitment hereunder unless such assignment was previously approved in writing by the Company). MLPFS may, without notice to you, assign its rights and obligations under this Joinder Agreement to any other registered broker-dealer wholly owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related business may be transferred following the date hereof.

This Joinder Agreement may not be amended or any term or provision hereof waived or modified, except by a written instrument executed and delivered by all of the parties hereto; provided that, notwithstanding the foregoing, this Joinder Agreement may be amended with only the prior written consent of the Arrangers and the Company in order to add Additional Commitment Parties and accordingly reduce the Commitments of the Initial Commitment Parties. Each of the Company and each Commitment Party hereby agrees that no amendment, waiver, supplement or other modification to the Commitment Letter shall be entered into unless (x) the Company, (y) the Arrangers and (z) the Commitment Parties holding more than 50% of the aggregate Commitments in respect of the Bridge Facility, shall have consented thereto in writing; provided that, (in the case of this clause (z)) (a) the consent of each Commitment Party directly affected thereby shall be required with respect to (i) increases in the Commitment of such Commitment Party, (ii) reductions of interest or fees payable to such Commitment Party, (iii) extensions of the Commitment Termination Date applicable to such Commitment Party and (iv) extensions of scheduled maturities or times for payment applicable to such Commitment Party and (b) the consent of 100% of the Commitment Parties shall be required with respect to modifications to the pro rata treatment of payments and the sharing of setoffs and any of the voting percentages. Nothing in this paragraph shall limit the rights of, or the exercise of any discretion by, the Administrative Agent or the Arrangers in such capacities under the Commitment Letter or the Fee Letter.

This Joinder Agreement may be executed in any number of counterparts, each of which when executed will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Joinder Agreement by facsimile or other electronic transmission (including .pdf) will be as effective as delivery of a manually executed counterpart hereof.

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This Joinder Agreement supersedes any commitment advice or similar letter executed by any Additional Commitment Party on or prior to the date hereof in connection with the Bridge Facility, which commitment advice or similar letter shall in each case terminate upon the effectiveness of this Joinder Agreement.

This Joinder Agreement (including all of the terms of the Commitment Letter incorporated by reference herein) is the only agreement that has been entered into among the Company and each Additional Commitment Party with respect to the Bridge Facility and sets forth the entire understanding of the parties with respect thereto. No individual has been authorized by any Additional Commitment Party or any of its respective affiliates to make any oral or written statements that are inconsistent with this Joinder Agreement. Following the execution and delivery of this Joinder Agreement by each of the parties hereto, the Commitment Letter and this Joinder Agreement shall be construed as a single instrument to the extent necessary to give effect to the provisions hereof. Notwithstanding any provision hereof or of the Commitment Letter, each party hereto hereby agrees that all obligations of each Commitment Party, whether pursuant hereto or pursuant to the Commitment Letter, shall be several and not joint obligations.

ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING IN CONNECTION WITH OR AS A RESULT OF ANY MATTER REFERRED TO IN THIS JOINDER AGREEMENT IS HEREBY IRREVOCABLY WAIVED BY THE PARTIES HERETO. THIS JOINDER AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK; provided, that, notwithstanding the foregoing, it is understood and agreed that (i) the interpretation of the definition of “Target Material Adverse Effect” (as defined in Exhibit B to the Commitment Letter) and whether a Target Material Adverse Effect has occurred, (ii) the determination of the accuracy of any Target Representations and whether as a result of any inaccuracy thereof the Company has the right to terminate its or its applicable subsidiaries’ obligations under the Merger Agreement or decline to close the Acquisition, and (iii) the determination of whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement, in each case, shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflicts of law rules of such state; provided, however, to the extent that the Merger Agreement provides that any of the foregoing matters is governed exclusively by Pennsylvania Law (as defined in the Merger Agreement), such matter shall be governed by, and construed in accordance with, Pennsylvania Law (as defined in the Merger Agreement). Each of the parties hereto hereby irrevocably (i) submits, for itself and its property, to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, located in the Borough of Manhattan and any appellate court from any such court, in any action, suit, proceeding, claim or counterclaim arising out of or relating to this Joinder Agreement or the Transactions or the performance of services contemplated hereunder, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action, suit, proceeding, claim or counterclaim may be heard and determined in such New York State court or such Federal court, (ii) waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding, claim or counterclaim arising out of or relating to this Joinder Agreement, the Transactions or the performance of services contemplated hereunder in any such New York State or Federal court and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding, claim or counterclaim in any such court. Each of the parties hereto agrees to commence any such action, suit, proceeding, claim or counterclaim either in the United States District Court for the Southern District of New York, located in the Borough of Manhattan or in the Supreme Court of the State of New York, New York County.

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This Joinder Agreement (including all of the terms of the Commitment Letter incorporated by reference herein) and the other terms and conditions contained herein shall be subject to the same confidentiality provisions applicable to the Commitment Letter as provided in Section 8 of the Commitment Letter.

Each Additional Commitment Party acknowledges that it has, independently and without any reliance upon any Initial Commitment Party or any of its affiliates, or any of their respective officers, directors, employees, agents, advisors or representatives, and based on the financial statements of the Company, the Target and their respective subsidiaries and such other documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Joinder Agreement and to provide its Commitment. In addition, please note that each of Barclays Capital Inc. and Goldman, Sachs & Co. LLC has been retained by the Company as financial advisor (in such capacity, the “Financial Advisor”) to the Company in connection with the Acquisition. Each Additional Commitment Party agrees not to assert any claim it may allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of each Financial Advisor, and on the other hand, each Initial Commitment Parties’ respective and its respective affiliates’ relationships with such Additional Commitment Party as described and referred to herein.

The provisions of Sections 3, 5, 8 and 9 of the Commitment Letter contained herein or incorporated herein by reference to the Commitment Letter will survive any termination or completion of the arrangements contemplated by this Joinder Agreement, the Commitment Letter or each Commitment Party’s Commitment, including without limitation whether or not the Loan Documents are executed and delivered and whether or not the Bridge Facility is made available or any loans under the Bridge Facility are disbursed; provided that the provisions of Sections 3 and 4 of the Commitment Letter shall not survive if the commitments and undertakings of the Commitment Parties are terminated in accordance with the terms of the Commitment Letter prior to the effectiveness of the Bridge Facility; provided, further that (i) if the Loan Documents are executed and delivered and the Closing Date occurs, the provisions of Sections 3 and 4 of the Commitment Letter shall survive only until the earlier of (x) the date that a “successful syndication” of the Bridge Facility is achieved and (y) the date that is 60 days after the Closing Date, and (ii) if the Loan Documents are executed and delivered and the Closing Date occurs, the provisions under the last paragraph of Section 1 and under Section 5 of the Commitment Letter, to the extent covered in the Loan Documents, shall be superseded and deemed replaced by the terms of the Loan Documents governing such matters.

The Commitments of each Additional Commitment Party and its agreement to provide the services described herein will terminate upon the first to occur of (i) the Bridge Loan Agreement shall have been executed by the Company, the Commitment Parties (including the Additional Commitment Parties) and each other Lender (solely to the extent such Lender has been selected in accordance with the syndication provisions of Section 3 of the Commitment Letter) and shall have become effective (provided that the obligations of the Commitment Parties and each other Lender party to the Bridge Loan Agreement to make and fund the loans under the Bridge Facility on the Closing Date are subject solely to the satisfaction or waiver of the conditions set forth in Section 2 of the Commitment Letter and Exhibit B thereto), (ii) the consummation of the Acquisition without borrowing loans under the Bridge Facility, (iii) the termination of the Merger Agreement in accordance with its terms and such termination having either been publicly announced by the Company or the Commitment Parties having received written notice thereof from the Company (which notice the Company agrees to provide upon such termination), (iv) receipt by the Commitment Parties of written notice from the Company of its election (in its sole discretion) to terminate all Commitments under the Bridge Facility in full and (v) December 3, 2018; provided, that to the extent the “End Date” under Section 10.01(b)(i) of the Merger Agreement (as in effect on the date hereof) is extended (x) to March 3, 2019, the date in this clause (v) shall automatically be extended to March 3, 2019 and thereafter (y) to June 3, 2019, the date in this clause (v) shall automatically be extended to June 3, 2019 unless the closing of the Bridge Facility has been

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consummated on or before such date on the terms and subject to the conditions set forth herein and in the Commitment Letter; provided, further that the termination of any such Commitment shall not prejudice the Company’s rights and remedies in respect of any breach of this Joinder Agreement or the Commitment Letter that occurred prior to any such termination.

[The remainder of this page is intentionally left blank.]

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If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by returning to us an executed counterpart hereof.

Very truly yours,

JPMorgan Chase Bank, N.A., as an Additional Commitment Party

By:	/s/ Vanessa Chiu
Name: Vanessa Chiu
Title: Executive Director

[JOINDER AGREEMENT]

Very truly yours,

Wells Fargo Bank, N.A., as an Additional Commitment Party

By:	/s/ Christopher M. Johnson
Name: Christopher M. Johnson
Title: Director

[JOINDER AGREEMENT]

Very truly yours,

THE BANK OF NEW YORK MELLON, as an Additional Commitment Party

By:	/s/ Clifford A. Mull
Name: Clifford A. Mull
Title: Director

[JOINDER AGREEMENT]

Very truly yours,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as an Additional Commitment Party

By:	/s/ Brian McNany
Name: Brian McNany
Title: Director

[JOINDER AGREEMENT]

Very truly yours,

MIZUHO BANK, LTD., as an Additional Commitment Party

By:	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Authorized Signatory

[JOINDER AGREEMENT]

Very truly yours,

ROYAL BANK OF CANADA, as an Additional Commitment Party

By:	/s/ Gordon MacArthur
Name: Gordon MacArthur
Title: Authorized Signatory

[JOINDER AGREEMENT]

Very truly yours,

SunTrust Bank, as an Additional Commitment Party

By:	/s/ Jeff Titus
Name: Jeff Titus
Title: Managing Director

[JOINDER AGREEMENT]

Very truly yours,

U.S. BANK NATIONAL ASSOCIATION, as an Additional Commitment Party

By:	/s/ Joyce P. Dorsett
Name: Joyce P. Dorsett
Title: Senior Vice President

[JOINDER AGREEMENT]

Very truly yours,

FIFTH THIRD BANK, as an Additional Commitment Party

By:	/s/ Matthew Holbrook
Name: Matthew Holbrook
Title: Managing Director

[JOINDER AGREEMENT]

Very truly yours,

KeyBank National Association, as an Additional Commitment Party

By:	/s/ Marianne T. Meil
Name: Marianne T. Meil
Title: Sr. Vice President

[JOINDER AGREEMENT]

Very truly yours,

PNC Bank, National Association, as an Additional Commitment Party

By:	/s/ William P. Herold
Name: William P. Herold
Title: Vice President

[JOINDER AGREEMENT]

Very truly yours,

BANCO SANTANDER, S.A., NEW YORK BRANCH, as an Additional Commitment Party

By:	/s/ Juan Galan
	Name:	Juan Galan
	Title:	Managing Director
Banco Santander S.A., New York Branch

By:	/s/ Terence Corcoran
	Name:	Terence Corcoran
	Title:	Senior Vice President
Banco Santander S.A., New York Branch

[JOINDER AGREEMENT]

Very truly yours,

Sumitomo Mitsui Banking Corporation, as an Additional Commitment Party

By:	/s/ Alan Krouk
Name: Alan Krouk
Title: Managing Director

[JOINDER AGREEMENT]

Very truly yours,

BANK OF CHINA, NEW YORK BRANCH, as an Additional Commitment Party

By:	/s/ Chen Xu
Name: Chen Xu
Title: President & CEO, USA

[JOINDER AGREEMENT]

Very truly yours,

Industrial and Commercial Bank of China Limited, New York Branch, as an Additional Commitment Party

By:	/s/ Pinyen Shih
Name: Pinyen Shih
Title: Executive Director

By:	/s/ Hsiwei Chen
Name: Hsiwei Chen
Title: Vice President

[JOINDER AGREEMENT]

Very truly yours,

The Toronto-Dominion Bank, New York Branch, as an Additional Commitment Party

By:	/s/ Pradeep Mehta
Name: Pradeep Mehta
Title: Authorized Signatory

[JOINDER AGREEMENT]

Very truly yours,

Guggenheim Life and Annuity Company, as an Additional Commitment Party

By:	/s/ Erich E. Schram
Name: Erich E. Schram
Title: Chief Investment Officer

[JOINDER AGREEMENT]

ACCEPTED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE:

BARCLAYS BANK PLC

By:	/s/ Ritam Bhalla
Name:	Ritam Bhalla
Title:	Director

[JOINDER AGREEMENT]

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
Name:	Robert Ehudin
Title:	Authorized Signatory

[JOINDER AGREEMENT]

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Robert Ehudin
Name:	Robert Ehudin
Title:	Authorized Signatory

[JOINDER AGREEMENT]

BANK OF AMERICA, N.A.

By:	/s/ Carlos J. Medina
Name:	Carlos J. Medina
Title:	Director

[JOINDER AGREEMENT]

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Wajeeh Faheem
Name:	Wajeeh Faheem
Title:	Managing Director

[JOINDER AGREEMENT]

CVS HEALTH CORPORATION

By:	/s/ Carol A. DeNale
Name:	Carol A. DeNale
Title:	Sr. Vice President & Treasurer

[JOINDER AGREEMENT]

Schedule I

Commitments

Commitment Party	Tranche 1 Commitment	Title
Barclays Bank PLC	$12,100,000,000.00	Joint Lead Arranger, Joint Bookrunner and Administrative Agent
Goldman Sachs Bank USA	$2,750,000,000.00	Joint Lead Arranger, Joint Bookrunner and Co-Syndication Agent
Goldman Sachs Lending Partners LLC	$9,350,000,000.00	Participant
Bank of America, N.A.	$5,445,000,000.00	Co-Syndication Agent
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$0	Joint Lead Arranger and Joint Bookrunner
JPMorgan Chase Bank, N.A.	$3,522,000,000.00	Participant
Wells Fargo Bank, N.A.	$3,522,000,000.00	Participant
The Bank of New York Mellon	$840,000,000.00	Participant
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$840,000,000.00	Participant
Mizuho Bank, Ltd.	$840,000,000.00	Participant
Royal Bank of Canada	$840,000,000.00	Participant
SunTrust Bank	$840,000,000.00	Participant
U.S. Bank National Association	$840,000,000.00	Participant
Fifth Third Bank	$355,000,000.00	Participant
KeyBank National Association	$355,000,000.00	Participant
PNC Bank, National Association	$355,000,000.00	Participant
Banco Santander, S.A., New York Branch	$355,000,000.00	Participant
Sumitomo Mitsui Banking Corporation	$355,000,000.00	Participant
Bank of China, New York Branch	$132,000,000.00	Participant
Industrial and Commercial Bank of China Limited, New York Branch	$132,000,000.00	Participant
The Toronto-Dominion Bank, New York Branch	$132,000,000.00	Participant
Guggenheim Life and Annuity Company	$100,000,000.00	Participant

Total	$44,000,000,000

Schedule I